Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, Inc. Reports First Quarter 2018 Results, Asset Divestiture Updates, and Updated 2018 Guidance

HOUSTON - May 9, 2018 - (PR NEWSWIRE) - Vanguard Natural Resources, Inc. (OTCQX: VNRR) (“Vanguard,” “VNRR,” or the “Company”) today reported financial results for the quarter ended March 31, 2018, and other operational results.

Key Highlights

•	Executed four purchase and sales agreements for more than $60.0 million in aggregate gross proceeds

•	Reported production volumes of 368 million cubic feet equivalent (MMcfe) per day, at the high-end of first quarter guidance

•	Participated in drilling and completion of two new Pinedale horizontal wells with four more horizontal wells being drilled at quarter end

•	Lease operating expenses were $31.0 million, below first quarter guidance

•	Updated second quarter and full-year 2018 operational and financial guidance for the year, with an updated 2018 capital budget of approximately $140.0 million to $145.0 million

•	Lower end of full year production guidance increased despite incorporating the impact of the recently announced divestments and reduced capital budget

•
Remain significantly hedged for the balance of 2018 and through 2020 with the balance of 2018 production hedged 71%, 85% and 43% for natural gas, oil and NGLs, respectively, at the mid-point of announced guidance

Mr. R. Scott Sloan, President and CEO, commented, “We have taken several steps forward in achieving our long-term strategy to realign the portfolio, lower debt and maintain liquidity. We signed multiple purchase and sales agreements for proceeds of over $60.0 million, and we are continuing to evaluate non-core assets for accretive divestments. These assets are not core to our growth strategy, and we will be able to use these proceeds to decrease our leverage and improve our financial positioning. I’m pleased with the strategic changes we’re making to turn Vanguard into a competitive E&P company focused on organic growth and financial discipline. We continue to actively pursue ways to optimize the portfolio and achieving these recent milestones is an affirmation that we’re headed down the road for future success.”

“I’m also excited to see our volumes in the Pinedale field start to ramp up. An operator of our Pinedale position is turning what was once a conventional vertical play into an unconventional horizontal gas play with very attractive economics. I’m also extremely proud of the success our team achieved during the quarter on our operated assets. They continue to execute our business plan by operating efficiently and effectively,” concluded Mr. Sloan.

First Quarter 2018 Highlights:

Reported average production of 368 MMcfe per day in the first quarter of 2018 represents a 2% increase compared to 362 MMcfe per day for the fourth quarter of 2017. When adjusting fourth quarter 2017 volumes for the Williston asset sale, which was completed in December 2017, production volumes for the first quarter of 2018 increased 3% from the fourth quarter of 2017. The production increase was primarily attributable to new well completions in the Pinedale field of the Green River Basin, along with the resolution of production curtailments we had experienced at the end of 2017. On a Mcfe basis, crude oil, natural gas, and NGLs accounted for 15%, 71% and 14%, respectively, of our first quarter 2018 production.

Lease operating expenses (“LOE”) of $31.0 million during the first quarter of 2018 ($0.94 per Mcfe) decreased 10% compared to the $34.5 million in the fourth quarter of 2017 ($1.04 per Mcfe). When adjusted for the Williston asset sale, pro forma LOE decreased 3% from the fourth quarter of 2017 which is primarily attributable to lower workover costs in the first quarter.

Transportation and gathering expenses related to certain of our natural gas and NGLs contracts were $11.5 million during the first quarter of 2018 ($0.35 per Mcfe) and are marginally higher as compared to $11.2 million in the fourth quarter of 2017 ($0.34 per Mcfe). However, on a per unit basis, these costs remained virtually unchanged quarter-over-quarter.

Selling, general and administrative expenses (“SG&A”) were $12.7 million during the first quarter of 2018 ($0.38 per Mcfe). Excluding non-cash compensation of $0.5 million and severance costs of approximately $2.3 million, SG&A was $9.9 million for the first quarter of 2018, a decrease of 5% compared to the $10.4 million reported in the fourth quarter of 2017 ($0.31 per Mcfe). The fourth quarter 2017 SG&A also excludes non-cash compensation and non-recurring adjustments of approximately $4.8 million.

Depreciation, depletion and amortization expenses (“DD&A”) were $40.0 million in the first quarter of 2018 ($1.21 per Mcfe), representing a decrease of 8% from $43.7 million in the fourth quarter of 2017 ($1.31 per Mcfe). The reported DD&A decreased primarily due to impairment charges and the sale of properties in the Williston Basin in the fourth quarter of 2017, both of which reduced our depletable base for the current period.

We reported a net loss attributable to Common Stockholders for the first quarter of 2018 of $32.7 million. This compares to a net loss attributable to Common Stockholders of $74.1 million in the fourth quarter of 2017. The decrease in the Company’s reported net loss for the first quarter of 2018 is primarily attributable to lower impairment expenses reported during the period. Lower operating costs and SG&A expenses also contributed to the improvement in net earnings as compared to the fourth quarter of 2017.

Adjusted Net Loss Attributable to Common Stockholders (a non-GAAP financial measure defined below) was $4.7 million in the first quarter of 2018. This compares to Adjusted Net Loss of $9.7 million in the fourth quarter of 2017. The Adjusted Net Loss for the first quarter of 2018 included adjustments for net non-cash expenses of $23.9 million primarily comprised of a $14.6 million impairment charge on our oil and natural gas properties and a $9.3 million loss from the change in fair value of commodity derivative contracts. The Adjusted Net Loss for the fourth quarter of 2017 results included adjustments for net non-cash expenses of $52.7 million primarily comprised of a $47.6 million impairment charge on our oil and natural gas properties, a $4.5 million gain on divestiture of oil and natural gas properties and a $9.5 million loss from the change in fair value of commodity derivative contracts.

Adjusted EBITDA (a non-GAAP financial measure defined below) was $52.0 million in the first quarter of 2018 and represents a 7% increase as compared to the fourth quarter of 2017. The increase as compared to the fourth quarter of 2017 is attributable primarily to a decrease in LOE and SG&A.

Capital expenditures for the first quarter of 2018 were $42.1 million, up from $39.2 million in the fourth quarter of 2017. Drilling and development in the Pinedale field, located in the Green River Basin, and the Mamm Creek field in the Piceance Basin, accounted for approximately 86% of the Company’s total capital costs for the period. In Pinedale, we participated as a non-operated partner in the drilling and completion of two horizontal and 49 vertical natural gas wells, and in Mamm Creek, we accelerated our infill development drilling program that we are continuing to focus on in 2018.

“We started off 2018 on the right track by delivering first quarter results that either met or exceeded our initial guidance for the period and is a testament to our assets and dedicated employees. Steady production volumes and cost control helped drive our Adjusted EBITDA to approximately $52.0 million in the first quarter. Although there is a component of seasonality to our LOE, we expect to have continued success on structural cost-control measures over the course of 2018,” stated Ryan Midgett, Chief Financial Officer.

Selected Financial Information

A summary of selected financial information follows (in thousands, except for production data):

	(Unaudited)
	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Production (Mcfe/day)	367,568	362,011	384,870
Oil, natural gas and natural gas liquids sales	$123,275	$125,818	$118,756
Net gains (losses) on commodity derivative contracts	$(18,585)	$(23,505)	$7
Operating expenses (1)	$40,776	$41,937	$48,546
Selling, general and administrative expenses	$12,736	$15,367	$10,295
Net Loss Attributable to Vanguard Common Stockholders/ Unitholders	$(32,684)	$(74,113)	$(11,155)
Adjusted Net Income (Loss) Attributable to Vanguard Common Stockholders/Unitholders (2)	$(4,679)	$(9,681)	$15,466
Adjusted EBITDA attributable to Vanguard Common Stockholders/Unitholders (2)	$51,981	$48,765	$62,134
Total Debt (as of March 31, 2018 and 2017, and December 31, 2017, respectively)	$926,144	$911,976	$1,770,053
Interest expense, including settlements paid on interest rate derivative contracts	$14,753	$14,589	$16,535
Capital expenditures	$42,073	$39,201	$13,645
Net cash provided by operating activities	$36,249	$24,054	$51,174

(1)	Includes lease operating expenses and production and other taxes.

(2)
Non-GAAP financial measures. Please see Adjusted Net Income Attributable to Common Stockholders/Unitholders and Adjusted EBITDA attributable to Vanguard Stockholders/Unitholders tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Average Prices and Production Volumes

	Three Months Ended March 31,		Percentage Increase / (Decrease)	Three Months Ended December 31,	Percentage Increase / (Decrease)
	2018 (a)	2017 (b)		2017 (a)(b)
Average realized prices, excluding hedges:
Oil (Price/Bbl)	$55.30	$45.01	23%	$50.65	9%
Natural Gas (Price/Mcf)	$2.36	$2.43	(3)%	$2.48	(5)%
NGLs (Price/Bbl)	$27.91	$19.88	40%	$28.92	(3)%

Average realized prices, including hedges (c):
Oil (Price/Bbl)	$41.66	$45.02	(7)%	$41.33	1%
Natural Gas (Price/Mcf)	$2.63	$2.43	8%	$2.61	1%
NGLs (Price/Bbl)	$22.78	$19.88	15%	$23.08	(1)%

Average NYMEX prices:
Oil (Price/Bbl)	$62.89	$51.87	21%	$55.31	14%
Natural Gas (Price/Mcf)	$2.98	$3.30	(10)%	$2.93	2%

Total production volumes:
Oil (MBbls)	834	992	(16)%	893	(7)%
Natural Gas (MMcf)	23,371	23,659	(1)%	23,097	1%
NGLs (MBbls)	785	838	(6)%	808	(3)%
Combined (MMcfe)	33,081	34,638	(4)%	33,305	(1)%

Average daily production volumes:
Oil (Bbls/day)	9,266	11,017	(16)%	9,711	(5)%
Natural Gas (Mcf/day)	259,674	262,881	(1)%	251,059	3%
NGLs (Bbls/day)	8,717	9,314	(6)%	8,781	(1)%
Combined (Mcfe/day)	367,568	384,870	(4)%	362,011	2%

(a)
In accordance with the adoption of ASC Topic 606, the average realized natural gas and NGLs prices for the three months ended March 31, 2018 and the three months ended December 31, 2017 exclude gathering, transportation, and processing fees of $11.5 million related to certain of our natural gas and NGLs marketing and processing agreements that were reclassified and presented as Transportation, gathering, processing, and compression expense in our condensed consolidated statements of operations. As such, our average realized prices are not comparable with the prior periods. If our natural gas and NGLs revenues are shown net of these fees, the average realized natural gas price and average NGLs price excluding hedges would be $2.00 and $24.13, respectively, for the three months ended March 31, 2018, and $2.12 per Mcf and $25.26 per Bbl, respectively, for the three months ended December 31, 2017.

(b)
During 2017, we divested certain oil and natural gas properties and related assets. As such, there are no operating results from these properties included in our operating results from the closing date of the divestitures forward.

(c)
Excludes the premiums paid, whether at inception or deferred, for derivative contracts that settled during the period and the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period.

Asset Divestiture Update

Since the end of the first quarter, the Company has executed four purchase and sale agreements (“PSA”) for the divestments of certain of our properties in the Permian Basin, Green River Basin, and Mississippi. Collectively, these divestment properties have current production of approximately 17 MMcfe per day. Aggregate gross proceeds are more than $60.0 million and the transactions are expected to close in mid-2018.

Upon closing, proceeds from the four divestments are intended to be used to pay down outstanding debt on the Company’s revolving credit facility and, furthermore, these divestments are expected to be accretive to liquidity.

The Company continues to actively market and evaluate additional assets for accretive divestment options, including certain assets in the Midcontinent and the Gulf Coast areas. The sales of these properties are anticipated to further reduce debt under the Company’s revolving credit facility and sharpen the focus of the asset base by optimizing the portfolio.

“We’re taking the right steps to holistically look at our portfolio and determine the right mix of assets while protecting the balance sheet. Our guiding principle during this ongoing process is to improve our operational focus and the strength of our balance sheet while enhancing the long-term value of the Company. By doing so, I believe we will position the Company to be a successful exploration and production company with competitive organic growth opportunities,” remarked Mr. Sloan.

Operational Update

The Company continues to invest in key assets and evaluate future potential in new resources, primarily in the Pinedale field of the Green River Basin, the Piceance Basin, and the Arkoma Basin.

In the Pinedale field, production increased 8% to approximately 117 MMcfe per day in the first quarter of 2018 from approximately 109 MMcfe per day in the fourth quarter of 2017. The production increase is attributable to new horizontal and vertical wells placed online during the quarter. The production from two horizontal wells are exceeding the Company’s budget case assumptions. The operator of the horizontal wells, Ultra Petroleum Corporation, expects to drill 15 to 20 additional horizontal wells throughout the year as they continue to test and delineate the play. To date, the six horizontal wells the Company has participated in have an average working interest of approximately 12%.

In the first quarter of 2018, the Arkoma Woodford area produced approximately 30 MMcfe per day. Vanguard participated in the drilling of two wells operated by BP America, Inc. (“BP”) and we expect these to be completed during the second quarter. Later in 2018 the Company will participate in seven additional wells which Newfield Exploration Company (“Newfield”) will operate. Lease operating expenses continue to remain low in the area as the Company reported $0.60 per Mcfe, sustaining cash flow for the Company.

The Piceance assets produced approximately 71 MMcfe per day for the first quarter of 2018. We have drilled 14 vertical gas wells and we are in the process of completing them. We expect to have all of these wells in production by early third quarter.

Capital Expenditures Update

Our 2018 capital budget has been revised to approximately $140.0 million to $145.0 million, down from our initial 2018 guidance of $160.0 million. This is primarily due to a shift in drilling activity in the Green River Basin at the Pinedale Field where we expect to spend between $70.0 million and $80.0 million, down from our previously estimated $90.0 million to $95.0 million. In the Piceance Basin, our operated drilling and completion program is continuing as planned at the Mamm Creek Field where we expect to spend between $10.0 million and $15.0 million during the remainder of 2018. In the Arkoma Basin, we are on track to spend approximately $20.0 million of our total 2018 capital budget where we will be participating as a non-operated partner with Newfield and BP in a one rig program. The remaining drilling and completion capital will be spent on additional drilling, completion and production uplift projects in the Permian, Big Horn, and Powder River Basins.

Revised 2018 Guidance

New guidance is being issued for the second quarter and full year of 2018 to reflect the updated investment allocation and to incorporate the operational and financial results of the first quarter. Production is now estimated to be in the range of 360 MMcfe per day to 370 MMcfe per day and 360 MMcfe per day to 380 MMcfe per day for the second quarter and full year of 2018, respectively.

“Overall, our revised 2018 guidance considers both $60.0 million in divestments closing in July of 2018 and a decrease of over $15.0 million in forecasted capital spend for the year with minimal impact to our previously announced production guidance. This is clearly a testament to the high rate of return from drilling in the Pinedale and the performance of our other assets,” commented Mr. Midgett.

The following table sets forth the Company’s revised guidance for 2018 which is based on certain estimates being used by the Company to model its anticipated results of operations for the 2018 fiscal year. These estimates include the recently announced divestments in the Permian Basin, Green River Basin, and Mississippi, assuming a close date in July of 2018. No additional acquisitions or divestitures of oil or natural gas properties or changes in the Company’s current capital structure are assumed.

	Q2 2018E			FY 2018E
Net Production:
Oil (Bbls/day)	8,600	-	9,000	8,600	-	9,000
Natural gas (Mcf/day)	258,600	-	263,800	257,400	-	272,600
NGLs (Bbls/day)	8,300	-	8,700	8,500	-	8,900
Combined (Mcfe/day)	360,000	-	370,000	360,000	-	380,000

Costs ($ in thousands):
Lease operating expenses	$35,000	-	$38,000	$128,000	-	$136,000
Production taxes (% of revenue)	9%	-	10%	9%	-	10%
G&A expenses(1)	$8,500	-	$10,500	$38,000	-	$43,000
Interest expense	$15,000	-	$16,000	$58,000	-	$62,000
Capital expenditures	$28,000	-	$34,000	$140,000	-	$145,000

Average NYMEX Differentials(2):
Oil ($/Bbl)	$(9.00)	-	$(11.00)	$(8.00)	-	$(10.00)
Natural gas ($/MMBtu)	$(1.10)	-	$(1.30)	$(1.00)	-	$(1.25)
NGLs realization of crude oil price (%)(3)	37%	-	42%	37%	-	42%

(1)	Includes post-emergence restructuring related costs of $2.3 million for the balance of 2018.

(2)
Includes impact of transportation and gathering costs that may be classified as operating expenses under ASC Topic 606. In Q1 2018, transportation and gathering expenses related to certain of our natural gas and NGLs contracts were $11.5 million.

(3)	Assumes a weighted average product breakout of approximately 16% ethane, 38% propane, 11% isobutane, 14% n-butane and 21% pentane.

Liquidity Update

As of March 31, 2018, we have $715.0 million of outstanding borrowings and $109.8 million of borrowing capacity under the reserve-based credit facility after reflecting a $0.2 million reduction in availability for letters of credit. We also had approximately $9.0 million in available cash.

Ryan Midgett, Chief Financial Officer, commented, “Rightsizing the balance sheet is the primary focus for 2018, and our ongoing divestment strategy will help the Company pay down debt, improve liquidity and position the Company for future success. We have begun working with our banking group as the August redetermination is now in our sights. Of utmost importance is making sure the Company has the financial flexibility to execute on its strategy to focus the portfolio and grow its core assets. We are actively making strides towards executing these goals, and are taking a proactive and early approach to work with our lenders to improve our financial position over the next twelve to eighteen months.”

Hedging Activities

The Company has implemented a hedging program for its crude oil and natural gas production through 2021, and NGLs production through 2019. Currently, we use fixed-price swaps and collars to hedge oil, natural gas and NGLs prices. The Company believes its hedging program will provide substantial near-term cash flow visibility regardless of the volatility in commodity prices as management and the board of directors explore options for maximizing stockholder value.

Commodity derivative contracts in place as of March 31, 2018 are as follows:

	April - December 2018	Year 2019	Year 2020	Year 2021
Gas Positions:
Fixed-Price Swaps:
Notional Volume (MMBtu)	52,093,000	52,539,000	47,227,500	—
Fixed Price ($/MMBtu)	$2.89	$2.79	$2.75	$—
Collars:
Notional Volume (MMBtu)	—	4,125,000	5,490,000	1,825,000
Floor Price ($/MMBtu)	$—	$2.60	$2.60	$2.60
Ceiling Price ($/MMBtu)	$—	$3.00	$3.00	$3.07

Oil Positions:
Fixed-Price Swaps (West Texas Intermediate):
Notional Volume (Bbls)	2,014,950	1,858,200	1,393,800	—
Fixed Price ($/Bbl)	$46.60	$48.50	$49.53	$—
Collars:
Notional Volume (Bbls)	—	575,730	659,340	3,409,972
Floor Price ($/Bbl)	$—	$43.81	$44.17	$47.50
Ceiling Price ($/Bbl)	$—	$54.04	$55.00	$56.05

NGL Positions:
Fixed-Price Swaps:
Mont Belvieu Ethane
Notional Volume (Gallons)	6,930,000	2,494,779	—	—
Fixed Price ($/Gallon)	$0.28	$0.29	$—	$—
Mont Belvieu Propane
Notional Volume (Gallons)	17,325,000	6,270,427	—	—
Fixed Price ($/Gallon)	$0.53	$0.71	$—	$—
Mont Belvieu N. Butane
Notional Volume (Gallons)	5,775,000	2,272,940	—	—
Fixed Price ($/Gallon)	$0.65	$0.82	$—	$—
Mont Belvieu Isobutane
Notional Volume (Gallons)	4,620,000	1,847,179	—	—
Fixed Price ($/Gallon)	$0.65	$0.83	$—	$—
Mont Belvieu N. Gasoline
Notional Volume (Gallons)	8,085,000	3,328,417	—	—
Fixed Price ($/Gallon)	$0.99	$1.23	$—	$—
For a summary of all commodity and interest rate derivative contracts in place at March 31, 2018, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on or about May 9, 2018.

Conference Call Information

The Company will host a conference call Thursday, May 10, 2018, at 2 p.m. Central Time (3:00 p.m. Eastern Time) to discuss the Company’s first quarter 2018 results. There will be prepared remarks by Scott Sloan, President & Chief Executive Officer, and Ryan Midgett, Chief Financial Officer, followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 1-323-794-2093, or 866-548-4713 for toll free calls using Conference ID: 4104825. Interested parties may also listen over the internet at www.vnrenergy.com. A replay of the call will be available on the Company’s website.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent exploration and production company focused on the production and development of oil and natural gas properties in the United States. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Piceance Basin in Colorado, the Permian Basin in West Texas and New Mexico, the Arkoma Basin in Arkansas and Oklahoma, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Big Horn Basin in Wyoming and Montana, the Anadarko Basin in Oklahoma and North Texas, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

Statements made by representatives of the Company within this press release that are not historical facts are forward looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “on track,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward looking statements. These include risks relating to financial performance and results, the ability to improve Vanguard’s results and profitability following its emergence from bankruptcy; our indebtedness under our revolving credit facility, term loan and second lien notes; availability of sufficient cash flow to make payments on our debt obligations and to execute our business plan; our prices and demand for oil, natural gas and natural gas liquids; and our ability to replace reserves and efficiently develop our reserves. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward looking statements. Please read “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q and any other public filings and press releases. Vanguard undertakes no obligation to publicly update any forward looking statements, whether as a result of new information or future events.

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard stockholders/unitholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard stockholders/unitholders plus:

•	Net income attributable to non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense;

•	Depreciation, depletion, amortization, and accretion;

•	Impairment of oil and natural gas properties;

•	Exploration expense;

•	Change in fair value of commodity derivative contracts;

•	Cash settlements paid on termination of derivative contracts;

•	Net gains or losses on interest rate derivative contracts;

•	Net gain on divestiture of oil and natural gas properties;

•	Taxes;

•	Compensation related items, which include share/unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;

•	Reorganization items;

•	Severance costs;

•	Material costs incurred on strategic transactions; and

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard stockholders/unitholders.

Adjusted EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

VANGUARD NATURAL RESOURCES, INC.
Reconciliation of Net Loss to Adjusted EBITDA (a)
(Unaudited)
(in thousands)

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net loss attributable to Vanguard stockholders/unitholders	$(32,684)	$(74,113)	$(8,925)
Add: Net income attributable to non-controlling interests	93	71	17
Net loss	$(32,591)	$(74,042)	$(8,908)
Plus:
Interest expense	14,753	14,589	16,440
Depreciation, depletion, amortization, and accretion	40,039	43,743	25,729
Impairment of oil and natural gas properties	14,601	47,640	—
Exploration expense	1,316	—	—
Change in fair value of commodity derivative contracts (a)	9,293	9,517	—
Cash settlements paid on termination of derivative contracts	—	4,140	—
Net gains on interest rate derivative contracts (b)	—	—	(30)
Net gain on divestiture of oil and natural gas properties	—	(4,450)	—
Taxes	—	—	(356)
Compensation related items	496	81	2,629
Reorganization items	1,707	5,585	26,746
Severance costs	2,256	—	—
Material costs incurred on strategic transactions	148	2,000	—
Adjusted EBITDA before non-controlling interest	52,018	48,803	62,250
Adjusted EBITDA attributable to non-controlling interest	(37)	(38)	(116)
Adjusted EBITDA attributable to Vanguard stockholders/ unitholders	$51,981	$48,765	$62,134

(a)	These items are included in the net losses on commodity derivative contracts line item in the consolidated statements of operations as follows:

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net cash settlements received (paid) on matured commodity derivative contracts	$(9,292)	$(9,848)	$7
Change in fair value of commodity derivative contracts	(9,293)	(9,517)	—
Cash settlements paid on termination of derivative contracts	—	(4,140)	—
Net gains (losses) on commodity derivative contracts	$(18,585)	$(23,505)	$7

(b)	Net gains on interest rate derivative contracts as shown on the consolidated statements of operations is comprised of the following:

Predecessor
Three Months
Ended
March 31, 2017
Cash settlements paid on interest rate derivative contracts	$(95)
Change in fair value of interest rate derivative contracts	125
Net gains on interest rate derivative contracts	$30

Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders

We present Adjusted Net Income (Loss) Available to Common Stockholders/Unitholders in addition to our reported net income (loss) attributable to Common Stockholders/Unitholders in accordance with GAAP. Adjusted Net Income (Loss) Available to Common Stockholders/Unitholders is a non-GAAP financial measure that is defined as net income available to Common Stockholders/Unitholders plus the following adjustments:

•	Change in fair value of commodity derivative contracts;

•	Change in fair value of interest rate derivative contracts;

•	Cash settlements paid on termination of derivative contracts;

•	Net gain on divestiture of oil and natural gas properties;

•	Impairment of oil and natural gas properties;

•	Reorganization items;

•	Severance costs; and

•	Material costs incurred on strategic transactions.

We present Adjusted Net Income (Loss) Available to Common Stockholders/Unitholders because management believes exclusion of the impact of these items will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the significant fluctuations that commodity price volatility has on our results, particularly as it relates to changes in the fair value of our derivative contracts.

In particular, we make the adjustment for the change in fair value of commodity derivative contracts to allow investors to make a comparison of our quarterly results without the non-cash impact of commodity price fluctuations from period to period resulting from changes in the mark-to-market value of our portfolio of commodity derivative contracts. Rather than highlighting the significant fluctuations that commodity price volatility has on Net Income (Loss), we are aiming to give investors a meaningful picture of our performance (especially versus prior periods) that shows how the Company performed without the impact of the value of our portfolio of commodity derivative contracts. The fluctuations in the value of our portfolio of commodity derivatives contracts is related to futures pricing which is not a good indicator of historical performance of the business during the periods presented. Furthermore, any increases or decreases in the value of our portfolio of commodity derivatives contracts will result in non-cash charges or non-cash income. The inherent value (or cost) of such contracts is the amount of cash which our counterparties pay to us, or, with respect to costs, the amount which we paid to acquire the contracts and the amount that we are required to pay to our counterparties upon settlement. We believe this non-GAAP measure allows our investors to measure our actual performance without the impact of certain non-cash items that do not actually reflect the performance of the Company for the periods presented.

We also make the adjustment for the change in fair value of interest rate derivative contracts to give investors a period to period comparison without showing the impact of non-cash gains or losses related to the mark-to-market valuation of these derivatives contracts.

Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, INC.
Reconciliation of Net Loss Attributable to Common Stockholders/Unitholders to
Adjusted Net Income (Loss) Attributable to Common Stockholders/Unitholders
(in thousands, except per share/unit data)
(Unaudited)

	Successor	Successor	Predecessor
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net Loss Attributable to Vanguard Common Stockholders/Unitholders	$(32,684)	$(74,113)	$(11,155)
Plus (less):
Change in fair value of commodity derivative contracts(a)	9,293	9,517	—
Change in fair value of interest rate derivative contracts(b)	—	—	(125)
Cash settlements paid on termination of derivative contracts	—	4,140	—
Net gain on divestiture of oil and natural gas properties	—	(4,450)	—
Impairment of oil and natural gas properties	14,601	47,640	—
Reorganization items	1,707	5,585	26,746
Severance costs	2,256	—	—
Material costs incurred on strategic transactions	148	2,000	—
Adjusted Net Income (Loss) Attributable to Vanguard Common and Class B Stockholders/Unitholders	$(4,679)	$(9,681)	$15,466

Net Loss Attributable to Vanguard Common Stockholders/Unitholders, per share/unit	$(1.63)	$(3.69)	$(0.08)
Plus (less):
Change in fair value of commodity derivative contracts(a)	0.46	0.47	—
Change in fair value of interest rate derivative contracts(b)	—	—	—
Cash settlements paid on termination of derivative contracts	—	0.21	—
Net gain on divestiture of oil and natural gas properties	—	(0.22)	—
Impairment of oil and natural gas properties	0.73	2.37	—
Reorganization items	0.08	0.28	0.20
Severance costs	0.11	—	—
Material costs incurred on strategic transactions	0.01	0.10	—
Adjusted Net Income (Loss) Attributable to Vanguard Common and Class B Stockholders/Unitholders, per share/unit	$(0.24)	$(0.48)	$0.12

Weighted average common shares/common and Class B units outstanding	20,100	20,061	131,377

(a)
Change in fair value of commodity derivative contracts reflects the increase or decrease in the mark-to-market value of the commodity derivative contracts. Any increase in value is reduced from Net Income (Loss) Attributable to Common Stockholders/Unitholders, while any decrease is added back into Net Income (Loss) Attributable to Common Stockholders/Unitholders.

(b)
Change in fair value of interest rate derivative contracts reflects the increase or decrease in the mark-to-market value of the interest rate derivative contracts. Any increase in the fair value of interest rate derivative contracts is reduced from Net Income (Loss) Attributable to Common Stockholders/Unitholders, while any decrease in the fair value of interest rate derivative contracts is added back into Net Income (Loss) Attributable to Common Stockholders/Unitholders.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.
Investor Relations
Ryan Midgett, Chief Financial Officer
IR@vnrenergy.com